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                                                                Exhibit 10.4

                           COMMERCIAL LEASE COMMITMENT

                                   BUILDING C5

                             CONSTRUCTION COMMITMENT


Signed December 24, 1998 by:

PASTEUR MERIEUX Serums et Vaccins,

A French SOCIETE ANONYME of the PASTEUR MERIEUX CONNAUGHT group, capitalized at FRF 1,698,859,000, registered in the Lyons Trade Register under Number B 349 505 370, with corporate offices at 58 avenue Leclerc, 69007 Lyons,

Represented by  Herve Tainturier, duly authorized for this purpose,

Referred to hereinafter as "PMC" or the "Lessor,"

Party of the first part;

AND:

IMTIX-SANGSTAT,

A French SOCIETE PAR ACTIONS SIMPLIFIEE, capitalized at FRF 77,436,400, registered in the Lyons Trade Register under Number B 418 661 039, with corporate offices at 58 avenue Debourg, 69007 Lyons,

Represented by Gilles Alcerici, President,

Referred to hereinafter as "IMTIX-SANGSTAT" or the "Lessee,"

PARTY OF THE SECOND PART;

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                                    WHEREAS:

PASTEUR MERIEUX Serums et Vaccins is a pharmaceutical company that develops, manufacturers and sells serums and vaccines for therapeutic use for humans. These products are manufactured and inspected in several industrial sites, including the site of Marcy l'Etoile.

On September 30, 1998, PMC transferred to IMTIX-SANGSTAT, as part of a spin-off, the business branch related to transplant products.

IMTIX-SANGSTAT wishes to continue the manufacture of the products Thymoglobulin and Lymphoglobulin in buildings C4 (for the Thymoglobulin) and V3a (for the Lymphoglobulin) on the PMC site in March L'Etoile and, for this purpose, the parties signed two commercial leases on September 30, 1998.

The building V3a, in which the product Lymphoglobulin is manufactured on the date of signature of this lease, was supposed to have been modified and repaired to comply with regulatory requirements. However, during the negotiations between PMC and the parent company of IMTIX SANGSTAT (SangStat Medical Corp (SMC)), SMC expressed a wish to obtain premises for its subsidiary IMTIX SANGSTAT for use as offices and two laboratories--one for controls and the other for development.

To meet SMC's request, PMC proposed the construction of a building C5, adjacent to C4, containing two laboratories, offices and a section for the manufacture of the Lymphoglobulin intended to replace Building V3a.

Until PMC takes possession of Building C5, IMTIX-SANGSTAT shall continue to produce Lymphoglobulin in building V3a, the subject of a commercial lease.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - CONSTRUCTION PROJECT

1.     FILING THE CONSTRUCTION PERMIT

PMC filed construction permit No. 69 127 98 Y 002 on December 16, 1998, which will be revised in order to comply with the plans attached to this lease commitment (Schedule 1).

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2.     CONSTRUCTION COMMITMENT

PMC agrees to build a building C5 as shown in Schedule 1. For this purpose, PMC will sign, within a reasonable period after the signature of this lease commitment, a real estate promotion agreement or any other document with equivalent effect for the construction of Building C5 with the engineering company that was responsible for the construction of Building C4 or, if not with this company, with a legally solvent engineering company.

3.     DESCRIPTION OF THE PROJECT

In accordance with the plans attached to this lease commitment, Building C5 shall be built on three levels:

- a first level for storage, technical space and the development laboratory;
- a second level devoted to the section for the production of Lymphoglobulin
-      a third level for offices and the control laboratory.

This represents useable surface area of approximately 2,000 m (TO THE POWER OF
2), with a ground area of about 820 m (TO THE POWER OF 2). Building C5 will be a quality equivalent to Building C4.

The completion of Building C5 is scheduled no later than June 24, 2000.

It is specified that all the minor differences between the design calculates and the areas resulting from the plans attached hereto and the actual dimensions of said premises shall not justify any increase or reduction in the rent; the parties refer to the contents of the premises as they exist or shall exist.

Given the non-completion of Building C5 on the date of signature of this Agreement, the Lessor reserves the right to make certain modifications or improvements in the services set forth, the extent of which shall first be communicated to the Lessee.

The Lessee declares that it agrees to lease building C5 as described and as it shall exist, without the need to provide a more detailed description, subject to the terms set forth below and the ordinary legal conditions that may be applied.

ARTICLE 2 - POSSESSION - AVAILABILITY OF BUILDING C5

2.1    DEFINITION AND COMPLETION DEADLINE

Because this lease commitment is granted for a future state of completion, it is agreed as follows:

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The completion date for Building C5 is scheduled no later than June 24, 2000, and the Lessor will make Building C5 available to the Lessee before that date pursuant to the provisions of the Building and Housing Code, and after validation by the Lessor of the water loop and the classification of Building C5 as "Operational Facilities" pursuant to the provisions of Article 2.2 below; it is understood that the Lessor agrees to perform all formalities with regard to said validations as soon as possible.

The completion date may be extended by relays resulting from events of force majeure as defined by law or, more generally, by a legitimate cause for the suspension of the delivery deadline.

For the application of this articles, the following will be considered legitimate causes for suspension of the delivery deadline:

-    bad weather days as defined by the labor regulations;
- strikes, whether general, specific to the building industry or specific to the companies working on the construction site;
-    administrative or court orders to suspend or stop the work;
- disturbances resulting from hostilities, revolutions, construction disasters or accidents.

If an event of force majeure or a legitimate cause for the suspension of the delivery deadline occurs, the date scheduled for the completion of the work will be postponed for a period equal to the period during which the event in question has prevented continuation of the work. PMC must inform IMTIX-SangStat as soon as possible of the event of force majeure or the legitimate cause for suspension and of the delays projected for the availability of Building C5. The Lessor shall make Building C5 available to the Lessee at this period pursuant to the provisions of the Building and Housing Code.

2.2    DATE OF AVAILABILITY OF BUILDING C5

The date on which the Lessor will make Building C5 available to the Lessee will be the latest of the following dates:

- completion of Building C5; the notion of completion is the definition given by Article R. 261-1 of the Building and Housing Code;
- date of removal of the major legitimate reservations, if any, expressed by the Lessee during the first availability meeting, pursuant to the provisions of Article 2.3 hereinabove [sic];
- after the Lessor validated the water loop and Building C5 is classsified as "Operational Facilities."

It is specified, as needed, that the validation of the process equipment and the production of Lymphoglobulin in Building C5 is the responsibility of IMTIX-SangStat, and may not in any event delay the turnover of Building C5 and the possession by IMTIX-SangStat pursuant to the provisions of this lease commitment.

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2.3    VERIFICATION OF COMPLETION - REPORT

Upon completion of the work as defined in Article R. 261-1 of the Building and Housing Code, the Lessor shall notify the Lessee by registered letter with return receipt, along with a certificate verifying the completion of Building C5, in order to set a meeting to establish the joint report verifying the completion of Building C5, its condition and availability.

If there are major legitimate reservations expressed in the Report, taking possession of Building C5 shall be delayed until the withdrawal of said reservations, which must be performed within six months from the date of the Report. It is specified that a major reservation is one that prevents normal operation of the leased premises. Upon completion of the work resulting from the major reservations expressed, the Lessor shall notify the Lessee by registered letter with return receipt, along with a certificate verifying the completion of Building C5, in order to set a meeting to establish the second joint report verifying the completion of Building C5, its condition and availability for the Lessee.

If the Lessee is absent from the first meeting or is not represented, the Lessor shall notify the Lessee a second time, in the same forms as stipulated for the first notification, within fifteen days from the first meeting.

If the Lessee is absent for the second Report, or is not represented, the Lessor shall notify the Lessee a second time, in the same forms as stipulated for the first notification, within fifteen days after the first meeting [SIC].

If the Lessee is absent or not represented at the second meeting and without an amicable agreement to the contrary, the Lessee shall be deemed to have taken possession of Building C5, which shall be deemed in conformity, and the Lessee shall, as a result, be liable for the rent as of that date. The Lessee shall be required to take Building C5 under the provisions of this lease, effective on that date.

If the Lessee believes that it has not accepted the turnover of Building C5, and if there is no agreement between the parties on the legitimate nature of the dispute, they shall refer the matter to an expert named by mutual agreement, or an expert named, at the request of the first party to act, by the Chief Judge of the Lyons Regional Court (TRIBUNAL DE GRANDE INSTANCE), within ten days after noting the Lessee's refusal.

The expert must make a decision within one month from the date of his nomination and shall inform the parties of his ruling by registered letter with return receipt.

If the designated expert believes that the building shall be considered available, the Lessee shall be deemed to have taken Building C5 with all consequences attached to this event pursuant to this lease. The expert's fees and expenses shall be paid by the Lessee or the Lessor depending on whether or not the expert has ruled that the building is complete and the Lessee is able to take possession of Building C5.

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The Lessor and the Lessee expressly waive any action to appeal the expert's rulings.

2.4    TERMINATION OF THE COMMERCIAL LEASE FOR BUILDING V3a

The Parties undertake to terminate the commercial lease for V3a within a maximum period of 6 months from the date on which Building C5 successfully allows industrial and commercial production for Lymphoglobulin, and no later than 1 month after the effective date of the commercial lease for Building C5. It is specified that successful production means continuous production of lymphoglobulin for at least three months without significant problems. In addition, the parties acknowledge that the Lessee may not, under any circumstances, occupy Building V3 as of the effective date of the commercial lease for C5 without a legitimate reason.

2.5    RENT ALLOWANCE

The Lessor, under commercial lease V3a, shall grant a total rent allowance (all charges included) to the Lessee for said lease as of the effective date of commercial lease C5, for a maximum period of 12 months.

ARTICLE 3 - INTENDED USE

The Lessee may use Building C5 for industrial use to carry out the activity of a pharmaceutical company for the manufacture of all or part of the pharmaceutical product LYMPHOGLOBULIN, as a quality control laboratory for the products Thymoglobulin, Lymphoglobulin, Celsior, Antilfa, and as a development laboratory for the aforementioned products.

The Lessee may also use Building C5 for the manufacture of the monoclonal antibody Anti-LFA1, known under the name of ANTILFA.

Any other use is excluded, and no activity other than the activity cited above may be performed that could call into question the use or the nature of Building C5.

Moreover, the Lessee must maintain the leased premises in permanent operating condition.

The Lessee also undertakes to inform the Lessor of any significant change, which has consequences for the environment, in the activity to manufacture the pharmaceutical products referenced above, both in terms of composition and the quality produced, pursuant to the provisions of Article 11 below.

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As Building C5 has special status with regard to the regulations governing the environment and the pharmaceutical industry, the Lessee is prohibited from any new act or activity that could change its status.

ARTICLE 5 - TERM OF THE LEASE

The effective date of the lease will be the date of availability of Building C5 as defined in Article 2.2 of this Agreement.

The lease is granted for a term of 15 years from the effective date, from which is subtracted the period between (a) the effective date of the V3a lease, in this instance September 30, 1998, and (b) the effective date of the commercial lease for Building C5.

The Lessee shall have the option to terminate this lease, at any time, by notifying the Lessor twelve months before the expiration date, in the forms set forth in the Decree of September 30, 1953.

At the same time, the Lessor shall have the option to refuse renewal of this lease at expiration in accordance with the forms and conditions stipulated by the Decree of September 30, 1953 and all subsequent texts amending or completing said decree.

This lease may also be terminated at the Lessor's initiative if the Lessee fails to meet its substantive obligations under the conditions defined in Article 14 below.

ARTICLE 5 - RENT

This lease is granted and accepted in consideration for an annual rent (including charges) excluding tax, which shall be calculated at the time Building C5 is made available as follows:

Annual rent (excluding tax and including charges) = [Total amount of the Direct Investment - FRF Eight Million (8,000,000) (excluding tax and including charges)] / 12.

However, the parties have decided by mutual agreement to set a ceiling and a floor to the amount of the annual rent that may result from the calculation specified above. Therefore, the annual rent may not be greater than FRF Two Million One Hundred Thousand (2,100,000) (excluding tax and including charges), and may not be less than FRF One Million Six Hundred Thousand (1,600,000) (excluding tax and including charges).

All reasonable and direct expenses incurred by PMC for the construction of Building C5 shall be integrated in the calculation of the total amount of the Direct Investment. The amount of the Direct Investment shall be calculated using a calculation method similar to the one normally used by PMC in the construction of its

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industrial buildings and, in particular, the one that was used for Building C4.
The Lessee shall be given the possibility, when Building C5 is made available, of conducting an audit of the Direct Investment within three months after Building C5 is made available. This audit option for IMTIX-SangStat may be exercised, however, only after IMTIX-SangStat has notified PMC of the visit by its employees with advance notice of 15 days.

This visit may be postponed at the request of PMC to limit the inconveniences, but this postponement may not exceed 15 days.

In the event the Lessee challenges the amount of the Direct Investment, the matter shall be referred to an expert named by mutual agreement or, to an expert named at the request of one party by the Chief Judge of the Lyons Regional Court, within ten days of the challenge made by the Lessee by registered mail with return receipt.

The expert must rule within one month from the date of his appointment and shall inform the parties of his ruling by registered letter with return receipt.

The fees and expenses of the expert shall be paid by the Lessee or the Lessor based on whether or not the Lessee's challenge is upheld by the expert.

The Lessor and the Lessee expressly waive any appeal of the expert's ruling.

The applicable VAT at the rate in effect, or any other tax substituted for the VAT, shall be added to the rent, as determined by the calculation above, and paid by the Lessee.

ARTICLE 6 - PAYMENT OF THE RENT

The rent, plus the VAT as defined in Article 5 above, shall be payable quarterly in advance to the Lessor's domicile or any other location indicated by the Lessor.

If the effective date of this lease occurs during a calendar quarter, then the Lessee agrees to pay the Lessor an amount of rent and charges prorated on the basis of the time remaining between the effective date and the end of the quarter in question.

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ARTICLE 7 - INDEXING THE RENT - REVISION

The amount of the rent due by the Lessee will be updated every three years on the anniversary date of the effective date based on the change in the construction cost index, with the base index being 1058 (second quarter of 1998) and the revision index is the index published on the successive revision dates.

It is specified that this clause constitutes a contractual indexing and does not refer to the three-year revision stipulated by Articles 26 and 27 of the decree of September 30, 1953 and that the omission of the indexing does not constitute a waiver of indexing by the Lessor.

If the indices selected cease to be published or disappear before the expiration of the lease, and if the National Institute of Statistics and Economic Studies (INSEE) publishes a new index intended to replace the indices currently in effect, the rent will be automatically indexed on the basis of these new indices and the shift from the old indices to the new ones will be made using the required correspondence coefficient.

If there are no statistics determined as indicated above, or in the event of a challenge to the application of said indices, the index shall be set by an expert named by mutual agreement of the parties or, if there is no agreement, by order of the Chief Judge of the Lyons Regional Court ruling in an emergency hearing at the request of the party acting first.

This expert must rule after hearing each of the parties within one month after he is appointed.

The costs of the expert's services shall be divided equally between the parties, unless the use of the expert was caused by the challenge of only one party, and the expert does not uphold, even in part, the reasons for said challenge. In this case, only the party that challenged the application of the index shall pay the fees.

This indexing clause constitutes a determinant element in the parties' desire to execute this Agreement, without which this lease would not have been granted.

If the indexing set forth above becomes contrary to the legislation in effect as interpreted by the Courts, or to any law or regulation enacted thereafter, the parties agree to replace the indexing, by mutual agreement or by an expert under the conditions detailed above, with another formula that complies with legal requirements and is as close as possible to the conditions set forth above.

ARTICLE 8 - GENERAL CHARGES AND CONDITIONS:

This lease is granted and accepted subject to the ordinary and legal charges and conditions in such matters, particularly the following charges and conditions. Any tolerance by either of the parties with regard to the other party's failure to comply with these conditions may not be considered to generate any right whatsoever; the party to which the obligation is owed may terminate said tolerance at any time.

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8.1    OBLIGATIONS OF THE LESSOR

The Lessor is required to:

- make Building C5 , which is being leased available to the Lessee, keeping it closed and covered and ensuring peaceful possession;

-      ensure security for the entire site, particularly regulation 273a;

- insure the leased Building C5 against fire, explosion, water damage and leasing risks, excluding damages to the articles it contains;

- assume, at its expense, the cost of the heavy repairs set forth in Articles 605 and 606 of the Civil Code, and the costs of any repointing of Building C5.

It is understood that the outcome of the work requested by the Lessee as the result of a demand from a health authority (Drug Agency, European Central Agency, Food and Drug Administration, etc.) is specified in Article 11 below.

8.2    OBLIGATIONS OF THE LESSEE:

8.2.1  OBLIGATIONS TO OPERATE AND FURNISH THE PREMISES:

The Lessee must personally and continuously carry out its activity in Building
C5.

It must furnish the leased Building C5, and keep it continually furnished for the entire term of the lease with the equipment required for the production of Lymphoglobulin and the controls, in sufficient quantity and value to meet, at any time, the payment of the rent and the performance of the conditions of the lease.

8.2.2  CONDITIONS OF OCCUPANCY:

The Lessee shall take the leased Building C5 as is on the date it takes possession, without being able to demand any repair during the term of the lease, with the exception of the heavy repairs set forth in Articles 605 and 606 of the Civil Code.

On the date Building C5 is made available, the parties shall establish a joint inventory of the premises.

8.2.3  CONDITIONS OF POSSESSION:

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The Lessee must ensure that the tranquility and the quality of the Building C5 leased in the site of Marcy l'Etoile and the neighborhood is not disturbed in any way because of its activity.

The Lessor shall make available to the Lessee Building C5 , which allow the operation described in Article 3 above.

The Lessor specifies, in this respect, that it has not made any non-compete commitment with regard to the occupants of the neighboring buildings.

The Lessee shall be personally responsible, without generating any liability or claim for the Lessor, for all claims or actions arising from its activity in the leased Building C5, notably with the occupants of the neighboring buildings or third parties (in particular, the BIOMERIEUX company).

In the event that the Lessor has to pay certain sums because of the Lessee, the Lessee must reimburse said sums to the Lessor immediately as well as all related procedural costs and fees.

The Lessee must comply with the laws, requirements, and regulations in effect, particularly with regard to road, sanitation, police, security, health and work requirements.

It must pay the related fees and charges so that no claim is made against the Lessor in respect thereof.

It must obtain all approvals and authorizations required to perform its business and make all required declarations with the competent authorities.

The Lessee must not place or store any merchandise or articles in the corridors, open spaces or access roads to Building C5, except in exceptional circumstances for legitimate service needs.

The Lessee shall be personally responsible for all disturbances in possession caused by the occupants of the neighboring buildings or third parties and shall act directly against the authors of such disturbances, without holding the Lessor liable.

The Lessee must notify the Lessor of any significant change in operating conditions that might:

       -modify the general and specific requirements imposed by law on the Lessor's classified facilities for the entire site of Marcy l'Etoile;

       -require the performance of specific procedures with the competent authorities in terms of classified facilities (such as the notice of significant changes in operating conditions, applications for authorization, applications for supplemental classification, etc.)

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The Lessor must inform the Lessee of any regulatory change that could affect
Building C5.

However, it is agreed by the parties that the Lessee expressly waives the exercise of any ordinary action because of damages and pollution that may result from the Lessor's prudent performance of its own activity and, which would be inherent, because of the distances between the different buildings of the Marcy l'Etoile site, provided that the Lessee does not find it impossible to carry out its activity because of such disturbances.

8.2.4  COMMERCIAL NAME - SIGN:

The Lessee may install and maintain any sign bearing its corporate name and/or logo on Building C5 with the prior consent of the Lessor; it is specified that any sign must be attached to Building C5 and may not be higher than this Building.

In addition, the parties may decide, in the context of a decision made by the PMC/IMTIX-SANGSTAT site Committee, to install signs for IMTIX-SANGSTAT on the PMC site at Marcy L'Etoile.

The Lessee shall be solely responsible for accidents caused by the signs it has installed. It must be insured in this respect and provide proof of such insurance to the Lessor.

8.2.5  MAINTENANCE:

The Lessee shall be required to perform in Building C5, for the entire term of the lease, at its expense, all repair and maintenance work, cleaning and, generally, any customary repair or any customary replacement that proves necessary; only the heavy repairs defined in Articles 605 and 606 of the Civil Code shall be the responsibility of the Lessor.

In particular, the Lessee must maintain in good condition the locks, doors, windows, glass, shades, electric installations, pipes, sanitary, heating, and gas installations, conduits, and all other equipment considered to be real property by use, etc.; such maintenance shall be paid by the Lessee and performed under its responsibility.

In particular, the Lessee is required to subscribe to maintenance agreements for the air conditioning and ventilation systems, a copy of which must be sent to the Lessor at its request, and that it shall maintain in effect during the entire term of this lease.

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Lessee shall take all useful precautions to avoid freezing all devices, conduits and pipelines; it shall pay the costs for repairs or damages of any kind caused by failure to observe the terms above.

It shall be responsible for all repairs , which are normally the Lessor's responsibility, but , which are required either because of Lessee's failure to perform the repairs for which it is responsible as described above, or because of deterioration resulting from actions of the Lessee, the actions of its personnel or its visitors.

It must keep the floor coverings in normal maintained condition.

8.2.6  WORK:

(a)      RELATED TO BUILDING C5

The Lessee must allow, and allow the performance of, without being able to claim any indemnity or reduction in rent, all repointing, repair, reconstruction, increase in height, expansion and other work in Building C5 , which the Lessor deems necessary during the lease, subject to the application of Article 1724 of the Civil Code; the Lessor agrees to exert its best efforts to warn the Lessee with one month's advance notice and not to disturb the industrial activity of the Lessee.

Pursuant to this document, if the work lasts more than 40 days, the rent shall be reduced based on the duration of the work and the degree of loss of possession.

In addition, the Lessee must immediately notify the Lessor in writing of any repairs in Building C5, which it has verified are necessary, subject to being held responsible for any further deterioration resulting from its failure to do so.

(b)      ON THE MARCY L'ETOILE SITE

The Lessee shall tolerate, without being able to claim any indemnity or reduction in rent from the Lessor, all work performed on the Lessor's industrial site at Marcy L'Etoile, provided that such work does not interrupt the operation and subject to the application of Article 1724 of the Civil Code; the Lessor agrees to exert its best efforts to warn the Lessee with reasonable advance notice.

The Lessee shall receive prior notice of all major work on the Marcy L'Etoile site that may directly affect access to Building C5 for the Lessee's employees and suppliers, and the parties shall try by mutual agreement to solve this temporary problem and the Lessor will work to ensure that this disturbance is the least possible.

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(c)      ON THE PUBLIC ROAD

The Lessee shall tolerate, without indemnity from the Lessor, all work that may be executed on the public road, even if its causes a disturbance to its operation; the Lessor agrees to make every effort so that this disturbance is the least possible and does not impede the Lessee's activity.

8.2.7  CHANGES AND IMPROVEMENTS:

The Lessor may perform in Building C5 all equipment and installation work that it believes necessary, provided that such work does not change the intended use of Building C5, or injures the solidity of the building, and that it complies with all regulations, including urban zoning regulations.

All work that includes a change in distribution, or the demolition or piercing of walls or floors, and all work performed by the Lessee on Building C5 that may be visible from the other buildings, must receive the prior, written authorization of the Lessor, which shall not be withheld by the Lessor without legitimate reasons.

In addition to the Lessor's agreement, the Lessee must make sure that it has received all required permits and it must pay any tax that may be due.

In this case, the work must be performed at the Lessee's exclusive expense, risks and perils and under the supervision of the Lessor's architect, whose fees shall be paid by the Lessee.

All the work, improvements, installations and constructions, including those that may be required by legislative or regulatory provisions, if any, made by the Lessee during this lease shall become, at the departure of the Lessee or its assignees, the property of the Lessor, without indemnity. The Lessor may require restoration of Building C to its original condition in whole or in part, at the Lessee's expense, only for work it has not authorized and that not been required by legislative provisions.

However, it is specified, as needed, that the equipment, materials and facilities not provided by the Lessor and not affixed and which, because of this fact, cannot be considered as part of the building by use, shall remain the property of the Lessee and must be removed by the Lessee when it leaves, at the written request of the Lessor; it shall be the Lessor's responsibility to restore Building C5 after this removal.

The Lessor may not include the work performed by the Lessee in setting the amount of the rent for the renewed lease.

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8.2.8  INSPECTION AND SUPERVISION OF BUILDING C5:

During the entire term of the lease, the Lessor, accompanied by its architect and all agents, may visit Building C5 once a year during business hours to verify the condition of the Building, and shall inform the Lessee of its visit at least seven (7) days in advance of the date planned for the inspection. The Lessee must provide, at the Lessor's first request, all supporting documentation requested to verify correct execution of the terms of the lease.

Access to Building C5 must always be given for verification, repairs and maintenance of the water pipes and rainwater downpipes, gas, electricity and heating.

8.2.9  RESPECT FOR THE MARCY L'ETOILE SITE:

Given the location of Building C5 within the Lessor's industrial site at Marcy L'Etoile, the Lessee agrees to comply, and ensure compliance by its employees, with the internal rules of the Marcy L'Etoile site. These internal rules may be updated at any time by the Lessor, in which case a copy of the updated internal rules shall be sent to the Lessee so that it is aware of the rule and informs its employees. A change in the internal rules of the Marcy L'Etoile site may not, however, have an impact on the distribution key for charges or on the essential provisions of this lease.

The Lessor expressly authorizes the Lessee, its employees, its suppliers and its visitor to use the site roads in order to access Building C5 at any time during business hours for the site and the Lessor accepts the right-of-way.

More generally, the Lessee agrees to comply, and ensure compliance by its employees with the requirements of the prefect's order classifying the Marcy L'Etoile site.

For this purpose, the Lessor agrees to remit as soon as possible a copy of all changes made to orders from the prefect that apply to the site, and of all correspondence exchanged with competent authorities on this matter.

8.2.10 CONTRIBUTIONS, TAXES AND DUTIES:

The Lessee must pay all personal real estate taxes, rental taxes and any other taxes specifically applicable to Lessee, related to Building C5 or related to its business, to which tenants are or may be subject. It must repay the Lessor on a pro-rated basis for garbage removal fees, the sewer tax, and the sweeping tax.

It must pay all city, police and road taxes applicable to Building C5 and the business carried out.

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8.2.11 INSURANCE:

The Lessor shall subscribe to a global insurance policy for Buildings C4 and V3a and C5, as soon as it is available, against the risks of fire, explosion, water damage and, generally, against the rental risks of the tenants or occupants, with the express exclusion of the furnishings in Building C5, from a legally solvent insurance company.

The Lessee shall inform the Lessor of any loss that occurs to Building C5, within a reasonable period, and the Lessor shall be responsible for informing the insurance companies concerned by the loss.

In addition, the Lessee shall obtain on its own account an insurance policy to cover the risks of its activity and damages to its assets from a known and legally solvent insurance company.

The Lessee must pay all premiums, portions of premiums or premium surcharges payable because of its activity under its own policies.

The Lessee shall pay the premiums for such insurance and shall provide proof to the Lessor, at any request from the Lessor, subject to termination of the lease.

The Lessor agrees to waive, and ensure waiver by its insurers, any action against the Lessee and its insurers and, conversely, the Lessee and its insurers waive any action against the Lessor whatever the reason for the damages.

8.2.12 LIABILITY, CLAIMS:

Under no circumstances shall the Lessee hold the Lessor liable for any theft or damage that may be committed in Building C5, and it may not claim from the Lessor any indemnity or damages or any reduction in rent in this respect, unless such thefts or damages are the fault of the Lessor.

The Lessee may not claim any reduction in rent in the event of temporary elimination or reduction in community services such as water, gas, electricity, phone, or heating. The Lessor shall exert its best efforts so that the community services so eliminated or reduced temporarily are reestablished as soon as possible.

8.2.13 RESTORATION OF THE BUILDING:

Before transferring its facilities, the Lessee must, prior to any removal, even partial, of the equipment, furnishings and materials, prove by presenting documentation the payment of its contributions, both for past years and for the current year (if necessary, the provision for the professional tax) and all installments of its rent.

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It must also return Building C5 after completing the repairs that are its responsibility or, if not, pay the Lessor the cost of the work necessary to return the premises to good condition.

At the Lessor's request, it must remove, at its expense, the signs it has installed or its predecessor has installed.

An inventory of the premises will be conducted, in the presence of the Lessee, which has been duly called, no later than one month before the expiration of the lease.

This inventory of the premises will include the list of the repairs to be performed, which are the Lessee's responsibility.

The Lessee is required to perform, before its departure, all repairs for which it is responsible. The inventory of the premises will be verified by both parties after the Lessee leaves completely and before remittal of the keys. The payment of the sums due by the Lessee shall be made upon the Lessor's first request.

ARTICLE 9 - PMC/IMTIX-SANGSTAT SITE COMMITTEE

The parties have decided to create a Site Committee responsible for supervising the application of the clauses of this lease by the two parties. The Site Committee shall be composed of a representative of each party.

The persons appointed are as follows:

     (i)   FOR PMC:

The Director of the Marcy L'Etoile site or a delegated person.

     (ii)  FOR IMTIX-SANGSTAT

The person designated as the manager for the IMTIX-SANGSTAT Establishment on the Marcy L'Etoile site.

In this respect, IMTIX-SANGSTAT agrees to appoint one of its employees as the manager for Buildings C4 and C5.

Meetings of the Site Committee shall be held once every six months. However, the members of the Site Committee may, by unanimous decision, call a meeting at any time.

The Site Committee may be assisted by one or more experts of their choice who work for the parties, on a case by case basis, depending on the agenda for the meeting. In this case, the party that wants an expert to attend must inform the other Party within a reasonable period before the scheduled date of the Site Committee meeting in order to obtain the other party's prior agreement.

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The role of the Site Committee is to supervise the application of the clauses of the contract and to solve any dispute concerning the application of this lease, provided that the solution to the dispute does not have the effect of creating an exemption from the contractual provisions already stipulated; if that is the case, the Site Committee must refer the dispute to the legal representatives of the two parties who shall settle the dispute.

All decisions must be adopted unanimously by the members of the Site Committee. Under no circumstances may such decisions be considered to modify the provisions of this contract or to increase or limit the rights and obligations of the parties arising therefrom; such modifications may be made only by amendment to this contract. In the exceptional event that the decisions made by the Site Committee exceed the framework or the terms of this contract, they shall become effective only after they are approved by the legal representatives, and an amendment must be drafted in writing and signed by the parties to become an integral part of this contract.

A copy of the minutes of each Site Committee meeting must be transmitted for information purposes to each of the parties.

ARTICLE 10 - HEALTH, SAFETY, ENVIRONMENT

10.1 PRINCIPLE

The Lessee acknowledges that it has read the requirements imposed on the industrial site of Marcy L'Etoile pursuant to Law 76-663 of July 19, 1976.

The Lessee acknowledges that it has read the prefect's authorization order of August 24, 1994, a copy of which has been transmitted to the Lessee.

It acknowledges that it has been informed by the Lessor of the existence of a draft prefect's order currently in preparation and the specific requirements contained therein.

In particular, the Lessee acknowledges that it has been informed that the site on which it conducts it activity is the subject of a single zoning order.

That, as a result of this order, the activity performed in Building C5, although not classified, may be subject to the requirements stipulated by the prefect's order authorizing the operations conducted by the Lessor under heading 273a of the nomenclature of facilities classified for the protection of the environment; the facilities and equipment, because of their proximity and related nature, could modify the environmental impacts of the authorized facility.

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The Lessor guarantees the Lessee that the administrative authorizations in effect on the date of this Agreement, in particular the prefect's order of August 28, 1994, allow the Lessee to conduct the activity described in Article 3 herein and that the aforementioned proposed prefect's order does not affect this ability.

The Lessee recognizes that the significant changes made to the conditions for performing the activity conducted on the Marcy L'Etoile site are designed to:

- modify the pollution emitted by the operation for which the Lessor is responsible;

-    require, as a result, the filing of a new application for authorization.

Given the nature of the activity, the parties recognizes that the impacts of the Lessee's activity on the Lessor's obligations are primarily related to:

-    the limitation on water withdrawal and use;

- the conditions for elimination of the special industrial wastes produced by the Lessee's activity;

- the hazardous substances and materials used in the process to manufacture the products;

- compliance with the concentration limits on residual waters stipulated by the prefect's authorization order.

As a result of which, the Lessee acknowledges:

- that, based on the information provided to the Lessee by the Lessor, its activity generates the production of water effluents and contributes 5.3 tons/year to the sulfate wastes currently treated by the internal purification facility at the Marcy L'Etoile site;

- that any significant change in the operating conditions, even if it does not reach the 25% threshold, could change the operating conditions for the Marcy L'Etoile site and result in an obligation for the Lessor to notify the competent authorities of said changes.

Therefore, the Lessee:

- agrees to use the best technologies available and similar to what the Lessor uses for its products at an economically acceptable costs in order to limit its water use and withdrawals and the concentration of its aqueous effluents;

- will exert its best efforts in any event in order not to modify the manufacturing processes if the proposed modification were to result in a significant and permanent increase, with constant production, in this use or these effluents;

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-    undertakes to notify the Lessor of any new use of specifically regulated hazardous substances or preparations in significant quantities;

- agrees to remit to the Lessor, for the purpose of elimination, the alcoholic and blood industrial wastes and soiled materials generated by its activity so that the Lessor can eliminate them or have them eliminated by duly authorized third parties in compliance with the laws and regulations in effect.

In return, the Lessor agrees to provide the Lessee with all documents (invoices and annual certificates if requested) to prove the elimination of said wastes. It is expressly agreed that the conditions for remittal and elimination of the wastes and the definition of wastes shall be covered by a separate agreement.

Finally, if the Lessee wishes to obtain from the competent authorities its own authorization to operate on the site, separate from the Lessor's authorization, the Lessor agrees to exert its best efforts to assist the Lessee in its procedures with said authorities and obtain the modification of the prefect's authorization order.

10.2 RESPONSIBILITY

The Lessee agrees to pay the expenses incurred for the completion of the additional work or facilities required because of an increase in the effluents generated by its activity, in a proportion equal to the ratio of the volume of effluents generated by its activity to all effluents treated by the effluent treatment facility on the Marcy L'Etoile site. If necessary, it will consult an expert named jointly by the parties to evaluate the polluting load of the respective activities of PMC and IMTIX-SANGSTAT in order to obtain an equitable division between the Lessor and the Lessee of the costs to complete the aforementioned work.

More generally, it agrees to pay the costs required to repair or limit the pollution generated by its activity in order to limit said pollution to a level comparable to the pollution resulting from the Lessor's activity.

This commitment is also valid in the event the Lessor, in its capacity as operator of the March L'Etoile site, has received formal notice to perform the work or make the modifications required by the administration, the principal reason for which is to repair polluting effects resulting directly from the Lessee's activity.

The Lessee expressly acknowledges that the obligations binding on the Lessor in its capacity as operator of the Marcy l'Etoile site with regard to the administration shall not, under any circumstances, constitute a release from its own responsibility for the contractual obligations defined by the parties.

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The Lessor agrees to inform the Lessee of any request or action by the administration in a timely manner to allow the Lessee to produce the supporting documentation and explanations it deems necessary.

The Lessee must transmit annually a report concerning the safety and environment in Building C5 and present the results of the report to the Lessor.

The Lessor agrees to perform its obligations concerning the toxic wastes and effluents on the entire site and not to modify the facilities for Building C5 that could modify the regulations and safety of Building C5.

10.3 RIGHT OF ACCESS

In the event that PMC has reasonable doubts about a possible major and imminent risk to health, safety and the environment because of the actions of IMTIX-SANGSTAT in Building C5, it is expressly stipulated that PMC may immediately access Building C5, after attempting to contact the Lessee, in order to make the verifications necessary, and it may use any competent administrative authority to eliminate the risk.

10.4 AUDIT

Given the liability of PMC in respect of the environment because of the acts of IMTIX-SANGSTAT, IMTIX-SANGSTAT shall ensure that the representatives of PMC's environmental department may have access to Building C5 and to any document concerning these matters, but excluding all documents containing confidential information on the activities operated by the Lessee. In addition, the representatives of the PMC quality department must be able to meet with the person at IMTIX-SANGSTAT responsible for Buildings C4 and C5.

This audit option for PMC may, however, be exercised only after PMC has notified IMTIX-SANGSTAT of the visit by its employees, 15 days in advance, and not more than once a year, with the exception of the right of access described in Article
10.3 above.

This inspection may be postponed at the request of IMTIX-SANGSTAT in order to limit any inconvenience, but this postponement may not exceed 15 days.

Moreover, IMTIX-SANGSTAT duly notes that representatives from the French authorities responsible for health, safety and/or the environment may conduct inspections in Building C5 and shall make sure that it does not prevent these inspections in any way.

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ARTICLE 11 - WORK

Work to bring Building C5 into compliance in case of a decision from a French, European health authority or the FDA.

All major work on Building C5 necessary after an official decision from the French Drug Agency, a European agency or the FDA in the US must be discussed by the parties. The parties agree to exert their best efforts to reach an agreement on sharing the costs and planning for such work. Under no circumstances may IMTIX-SANGSTAT perform such work without first informing PMC in writing, and PMC will exert its best efforts to allow IMTIX-SANGSTAT to meet its regulatory obligations.

ARTICLE 12 - DECLARATION OF THE LESSEE

The conditions for the transfer to Building C5 of the quality-control departments currently performed by PMC under the service agreement signed September 30, 1998 by PMC and IMTIX-SANGSTAT shall be determined by the parties in agreement with the principles of said agreement.

ARTICLE 13 - SPECIAL CONDITIONS

13.1 TRANSFERS, SPIN-OFFS

The Lessee may not, without the written agreement of the Lessor, assign or transfer its rights to this lease to any other person, for consideration or without; however, it is understood that in the case of an assignment, transfer or delegation to its Affiliates ( for the purposes of this Agreement, "Affiliate" refers to any company or entity , which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under joint control with another entity, in which the term control has the meaning given by Article 355-1 of the Law of July 24, 1966) or in the case of a merger, reorganization of the Lessee, or the sale by the Lessee of substantially all its assets, no agreement from the Lessor shall be necessary, and this lease shall be automatically transmitted, in these cases, to the Lessee's assignee or successor.

In any event, the assignor must remain the joint guarantor of the assignee, both for the payment of the rent, charges and fees, and for compliance with the terms of the leases. This provision shall apply to all successive transfers. There shall be joint and several liability among all successive Lessees for the entire term of the lease.

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A copy of the instrument of transfer or contribution must be remitted without charge to the Lessor, within a month after the signature.

13.2 SUB-LEASE

The Lessee may not sub-lease the Buildings, in whole or in part, nor lend them, even without charge, without the prior express written agreement of the Lessor, except to an Affiliate. The term of any sub-lease may not, under any circumstance, exceed the term remaining on this lease.

As an express exception to paragraph 2, Article 22 of the Decree of September 30, 1953, it is specified that, at the expiration of the principal lease, the Lessor shall not be required to renew partial or full sub-lease agreements. The Lessee must be personally responsible for the eviction of any sub-lessee.

All renovation work following any sub-leases shall be the exclusive responsibility of the Lessee, not only at the time the sub-lessee takes possession, but also when it departs.

Any potential sub-lessee must be informed of this clause by the Lessee and under its responsibility, prior to the signature of any sub-lease agreement. The Lessee undertakes to ensure compliance with this clause by any sub-lessee.

ARTICLE 14 - TERMINATION CLAUSE - FINAL CLAUSES

It is expressly agreed and accepted that:

14.1 If payment of a single rent installment is not made on the due date, or if costs, charges or fees are not reimbursed, this lease shall be legally terminated at the discretion of the Lessor, without the necessity of any legal action, one month after an order sent to IMTIX-SANGSTAT, with a copy to SangStat Medical Corporation, remains unanswered, and the effect of this clause may not be neutralized by offers after this date. In this case, and if the Lessee refuses to evacuate the premises, an order issued by the Chief Judge of the Regional Court of Lyons will be sufficient to force the Lessee to evacuate the premises.

14.2 Rent and charges due and unpaid on the due date shall legally be increased, as penalty, by 2% per each month late as of the due date, without the necessity of any legal action; this indemnity must be paid at the same location and at the same time as the principal rent.

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14.3  In the event that, to recover its rent or fees, the Lessor is forced to initiate legal action or produce an order, it shall then have the right to an indemnity equal to ten percent of the amounts to be recovered with a minimum of one thousand francs to cover any and all losses and other damages, independently of the reimbursement of all costs and fees that it has paid to recover the amounts due.

14.4 In the event of significant violation of the commitments made in Articles 3 and 10.1 of this lease, without the prior authorization of the Lessor, and in the event of violation of the legislative and regulatory provisions governing facilities classified for the protection of the environment, hazardous substances and preparations, and waste treatment and elimination duly verified by the Administration by formal notice and sanctioned by a final court ruling, the Lessor reserves the right to terminate this lease.

      This termination shall take effect after formal notice to correct the situation, sent to the Lessee by registered mail with return receipt, with a copy to SangStat Medical Corporation, is not followed by compliance that is initiated and notified to the Lessor within a period of one month.

ARTICLE 15 - CLAUSES OF THE LEASE

It is formally agreed that none of the conditions inserted in the lease may be considered to be comminatory or stylistic but, to the contrary, must all be fully and completely executed, without which the lease would not have been signed.

ARTICLE 16 - FEES - RECORDING

The Lessee shall pay all fees for this Agreement, stamp taxes and, if applicable, recording fees, as well as all fees resulting or arising therefrom. Each of the parties shall be responsible for the fees of its counsel.

ARTICLE 17 - TRANSFERABILITY

The Lessee expressly recognizes that the Lessor has the option to transfer this Agreement to any purchaser of Building C5, provided that such a transfer results in no change to the provisions of this lease, without the Lessee's agreement to such changes.

/initials                                                                PAGE 24

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ARTICLE 18 - DISPUTES

Subject to the provisions of the Decree of September 30, 1953, which assigns exclusive jurisdiction to a national court for certain disputes, all disputes arising from this lease, which are not amicably settled by the parties, shall be definitively settled by arbitration in English in accordance with the Arbitration Rules of the International Chamber of Commerce, rules that the parties hereby declare they know, by one arbitrator if the dispute results in a claim less than or equal to Five Hundred Thousand US Dollars (USD 500,000), or by three arbitrators if the dispute results in a claim of more than Five Hundred Thousand US Dollars (500,000). The site of arbitration shall be Paris, France.

Executed in as many copies as there are parties, plus one copy for recording,

In Lyons

For PASTEUR MERIEUX Serums & Vaccins                 For IMTIX-SANGSTAT

/s/ Herve Tainturier                                 /s/ Gilles Alberici
                                                          President

/initials                                                                PAGE 25

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                                   SCHEDULE 1

                              PLANS FOR BUILDING C5

/initials                                                                PAGE 26